Exhibit 99.1

MEDIACO COMPLETES FULL REPAYMENT OF $7.3 MILLION CONVERTIBLE PROMISSORY NOTE

November 26, 2024 – NEW YORK.  MediaCo Holding Inc. (Nasdaq: MDIA) (“MediaCo”) a leading multicultural media company, announced today that it has fully repaid in cash the $7.3 million convertible promissory note (the “Convertible Note”) held by Emmis Communications Corporation.  In connection with the satisfaction of the Note, the representatives of Emmis on MediaCo’s Board of Directors have resigned from the Board, effective immediately.

This repayment reflects MediaCo’s focus on strengthening its balance sheet.  “We are pleased to take this step forward,” said Albert Rodriguez, interim Chief Executive Officer and President of MediaCo. “This eliminates our only near-term maturity and positions us to continue our expanding mission to reach diverse audiences and drive growth for the future.”

Mediaco was formed through the recent merger between two iconic New York radio stations, WBLS and Hot97 and the Estrella Media network.  The combination enjoys ownership/management over significant broadcasting assets including:

Two FM radio stations and a low power TV station in New York; a full power TV station and a cluster of four FM radio stations in Los Angeles; a low power TV station in Chicago; a cluster of three FM radio stations in Dallas; a full power TV station in Houston and cluster of three FM stations in Houston; a full power TV station in Denver; and a full power TV station in Miami.

Mediaco also enjoys significant content assets, namely the Estrella Television Network with titles such as Tengo Talento Mucho Talento and Rica Famosa Latina with over 20,000 hours of original library and 24/7 Spanish-language news with distribution on broadcast, pay television and multiple FAST channels.  In radio, the Company owns iconic R&B station WBLS and the ‘Home of Hip-Hop” Hot97 and in Spanish language, Que Buena led by talent such as Funkmaster Flex and Don Cheto, respectively.  The company also owns multiple studio assets, has a long heritage of successfully hosting music festivals and concerts, and operates its own network sales office.

Our website is https://mediacoholding.com/

Forward-Looking Statements

These statements reflect management’s current expectations regarding future events and operating performance and speak only as of the date of this communication. You should not put undue reliance on any forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that future results, levels of activity, performance and events and circumstances reflected in the forward-looking statements will be achieved or will occur. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

For press inquiries: press@mediacoholding.com